Exhibit 99.1

         INSURE.COM, INC. ANNOUNCES NASDAQ TRADING SYMBOL CHANGE TO NSUR

    DARIEN, Ill., Jan. 8 /PRNewswire-FirstCall/ -- Insure.com, Inc.
(Nasdaq: NSUR) today announced that it has changed its Nasdaq Capital Market trading symbol to NSUR from QUOT effective Monday, January 8, 2007.

    About Insure.com

    Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com , are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to various third parties. Shares of the Company's common stock trade on the Nasdaq Capital Market under the symbol NSUR.

SOURCE  Insure.com, Inc.
    -0-                             01/08/2007
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Insure.com, Inc., +1-630-515-0170, ext. 200, phil@insure.com /
    /Web site:  http://www.insure.com /